Exhibit 99.1

Redhook Ale Brewery and Anheuser-Busch Restructure Business Relationship

    SEATTLE--(BUSINESS WIRE)--May 18, 2004--Redhook Ale Brewery, Incorporated (Nasdaq:HOOK) announced that the company has agreed upon the principal financial terms of an ongoing business relationship with Anheuser-Busch, Inc.
    While legal documentation and other significant considerations have not yet been finalized, the two companies have reached agreement on the major financial terms. The new agreement is expected to be completed before June 30, 2004.
    "We are very proud to announce the extension of our business relationship with Anheuser-Busch. While not formally executed, we have reached the point where both organizations have agreed to the principal financial terms of an ongoing business relationship," reported Paul Shipman, President and Chief Executive Officer of Redhook Ale Brewery, Inc.
    "Anheuser-Busch is pleased with its relationship with Redhook," said August A. Busch IV, President of Anheuser-Busch, Inc. "Our restructured agreement continues to provide our wholesalers with a high-quality portfolio of craft specialty beers that serves the key high-end segment."
    As of March 12, 2004, Anheuser-Busch held 29.8 percent of Redhook's outstanding shares of common stock, calculated on a fully diluted basis. The current distribution agreement is subject to one-time early termination by either Redhook or Anheuser-Busch without cause on December 31, 2004.
    The new agreement in principal provides for Anheuser-Busch's stake in Redhook to increase to 34 percent, a $2 million cash payment to Anheuser-Busch prior to December 1, 2004, and an increase in certain fees Redhook must pay to Anheuser-Busch in connection with its distribution of Redhook products. All obligations of Redhook to redeem the Series B Preferred Stock held by Anheuser-Busch now or at any time in the future will be cancelled. This obligation is currently reflected in Redhook's balance sheet at approximately $16.3 million.
    The obligations of the parties to consummate the above transactions and arrangements are dependent upon their agreement on the covenants, representations, warranties and definitive documentation relating to the above transactions and arrangements.
    Redhook is one of the leading independent brewers of craft beers in the United States and is the leading craft brewer in Washington State. Redhook produces seven styles of beer marketed under distinct brand names: Redhook ESB, Redhook India Pale Ale (IPA), Redhook Blonde Ale, Blackhook Porter, and its seasonal offerings, Sunrye Ale, Winterhook and Nut Brown Ale. Redhook brews its specialty bottled and draft products exclusively in its two company-owned breweries, one in the Seattle suburb of Woodinville, Washington and the other in Portsmouth, New Hampshire. Redhook distributes its products through a network of third-party wholesale distributors and a distribution alliance with Anheuser-Busch, Inc. Redhook beer is available in 48 states. Please visit the company's Web site at www.redhook.com to learn more about Redhook and its products.
    Based in St. Louis, Anheuser-Busch Cos. Inc. is the leading U.S. brewer and holds a 50 percent share in Grupo Modelo, Mexico's leading brewer. In a survey of 10,000 business leaders and securities analysts, Anheuser-Busch ranked first overall in quality of products and services among nearly 600 companies researched in FORTUNE magazine's 2004 "America's Most Admired Companies" listing. The company is one of the largest theme park operators in the United States, is a major manufacturer of aluminum cans and is the world's largest recycler of aluminum beverage containers.
    With the exception of the historical information contained herein, the matters described may contain forward-looking statements that involve risks and uncertainties, including those described under the caption entitled, "Certain Considerations: Issues and Uncertainties" in Redhook's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission, and elsewhere in the company's periodic reports.

    CONTACT: Redhook Ale Brewery
             David Mickelson, 425-483-3232, ext. 201
             Anne Mueller, 425-483-3232, ext. 115